Exhibit 10.3

1347 Property Insurance Holdings, Inc.

2018 Equity Incentive Plan

RESTRICTED SHARE AGREEMENT

1347 Property Insurance Holdings, Inc. (the “Company”) grants to the Grantee named below, in accordance with the terms of the 1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”) and this Restricted Share Agreement (the “Agreement”), the following number of Restricted Shares, on the Date of Grant set forth below. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.

I. NOTICE OF RESTRICTED SHARE AWARD

Name of Grantee:

Number of Restricted Shares:

Date of Grant:

Vesting Dates:

II. RESTRICTED SHARE AGREEMENT

1. Grant of Restricted Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the number of Restricted Shares set forth above (the “Restricted Shares”). The Restricted Shares covered by this Award shall be represented by a stock certificate registered in the Grantee’s name and held in custody by the Company or by uncertificated shares designated for the Grantee in book-entry form on the records of the Company’s transfer agent, subject to the restrictions set forth in this Agreement. Any stock certificate issued shall bear all legends required by law and necessary to effectuate the provisions of this Agreement.

2. Vesting of Restricted Shares.

(a) A ratable portion of the Restricted Shares (subject to such rounding conventions as maintained by the Company from time to time) shall vest on each of the Vesting Dates set forth above (each, a “Vesting Date”), provided that the Grantee shall have remained in the Continuous Service of the Company or a Subsidiary through the applicable Vesting Date.

(b) Notwithstanding Section 2(a), (i) upon the occurrence of a Change in Control prior to a Vesting Date and during the Grantee’s Continuous Service, the vesting of the Restricted Shares will be governed by the applicable provisions of Section 19 of the Plan; (ii) in the event of the termination of the Grantee’s Continuous Service as a result of his or her “Disability” (defined as the Grantee’s permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Company) or death, any outstanding unvested Restricted Shares shall automatically become vested in full; and (iii) the Committee may, in its sole discretion, provide for the full or partial acceleration of vesting of the Restricted Shares in connection with the termination of the Grantee’s Continuous Service for any other reason prior to a Vesting Date.

3. Forfeiture of Restricted Shares. The Restricted Shares that have not yet vested pursuant to Section 2(a) shall be forfeited automatically without further action or notice if the Grantee’s Continuous Service with the Company or a Subsidiary terminates prior to a Vesting Date other than as provided pursuant to Section 2(b).

4. Voting and Dividends. On and after the Date of Grant and until the forfeiture of the Restricted Shares pursuant to Section 3 (or the sale or other disposition of the vested Shares), the Grantee may exercise full voting rights with respect to the Restricted Shares, whether or not vested. Any dividends paid with respect to the Restricted Shares prior to vesting of the Restricted Shares shall be automatically deferred and accumulated by the Company in a notional bookkeeping account, and shall be paid to the Grantee in cash (without interest) only at such times as the underlying Restricted Shares become vested in accordance with this Agreement, with the Grantee’s right to payment of any such dividends being subject to the same risk of forfeiture, restrictions on transferability, and other terms of this Agreement as are the Shares with respect to which the dividends otherwise were payable.

5. Restrictions on Transfer. The Grantee may not transfer any of the Restricted Shares prior to the applicable Vesting Date, except by the laws of descent and distribution.

6. Tax Obligations.

(a) Tax Consequences. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this Award. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that the Grantee (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement and the Plan.

(b) Withholding Taxes. The Grantee may satisfy any federal, state, local or other tax withholding obligation relating to the grant or vesting of Restricted Shares under this Agreement by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Grantee by the Company, including withholding from any cash dividends paid in connection with the vesting of Restricted Shares hereunder) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Restricted Shares otherwise issuable to the Grantee under this Agreement; provided, however, that no Shares are withheld with a value exceeding the amount of tax required to be withheld by law based on the maximum statutory tax rates in the applicable taxing jurisdictions; or (iii) delivering to the Company owned and unencumbered Shares. The Grantee agrees to make appropriate arrangements with the Company for the satisfaction of all federal, state, local and other income and employment tax withholding requirements applicable to this Award.

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7. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

8. No Guarantee of Continued Service. The Grantee acknowledges and agrees that nothing in this Agreement or the Plan confer upon the Grantee any right to continued employment or other service with the Company or any Subsidiary or affiliate.

9. Entire Agreement; Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Share Units.

10. Adjustments. The number and kind of Restricted Shares are subject to adjustment as provided in Section 14 of the Plan.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Shares; provided, however, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

12. Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

13. Choice of Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to any rule or principle of conflicts or choice of law that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14. Data Privacy. In order to administer the Plan, the Company may process personal data about the Grantee. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By signing this Agreement, the Grantee gives explicit consent to the Company to process any such personal data. The Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which the Grantee works or is employed, including, if the Grantee is not a U.S. resident, to the United States, to transferees that shall include the Company and other persons who are designated by the Company to administer the Plan.

15. Plan and Prospectus Delivery. By signing this Agreement, the Grantee acknowledges that a copy of the Plan, the Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by or provided to the Grantee, and the Grantee consents to receiving the Prospectus Information electronically, or, in the alternative, agrees to contact the Chief Financial Officer of the Company to request a paper copy of the Prospectus Information at no charge. The Grantee also represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and subject to the conditions set forth herein and in the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:
Name:
Title:

GRANTEE

Name:
Address:

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